Exhibit 99.03

Unaudited Proforma Income Statement For the six months ending January 31, 2013
	Havana Furnishings, Inc. Six months ending January 31, 2013	Nuzee Co., Ltd. Six months ending January 31, 2013	Adjustment	Proforma

Revenues	-	36,860	-	36,860
Cost of revenues	-	245,303	-	245,303
Gross profit	-	(208,444)	-	(208,444)
Operating expenses	33,949	360,546	-	394,495
Loss from operations	(33,949)	(568,990)	-	(602,939)
Interest expense, net	-	-	-	-
Other Income	-	608	-	608
Net loss	(33,949)	(568,382)	-	(602,331)

Proforma Balance Sheet As of January 31, 2013
	Havana Furnishings, Inc. January 31, 2013	Nuzee Co., Ltd. January 31, 2013	Adjustments	Proforma
Assets

Current assets
Cash	2,757	1,427		4,184
Accounts receivable, net	-	178		178
Subscription receivable	-	122	-	122
Inventory, net		30,502		30,502
Prepaid expenses and deposits	-	219,991		219,991
Total current assets	2,757	252,220		254,977

Equipment, net	-	2,351		2,351
Intellectual property		42,818		42,818
Total assets	2,757	297,389		300,146

Liabilities and Stockholders' Deficit

Current liabilities
Accounts payable	2,700	26,004		28,704
Other liabilities, including advances from affiliates	22,015	189,661	-	211,676
Other current liabilities	-	-		-
Total current liabilities	24,715	215,665		240,380
Note payable - related party	-	-		-
Total liabilities	24,715	215,665		240,380

Commitments

Stockholders' deficit
Common stock	62	-		62
Additional paid-in capital	47,938	747,407	(665,683)	129,662
Retained earnings (Accumulated deficit)	(69,958)	(665,683)	665,683	(69,958)
Total stockholders' equity (deficit)	(21,958)	81,724		59,766
Total liabilities and stockholders' deficit	2,757	297,389		300,146